TIMKEN	PRESS RELEASE

Timken First-Quarter Results Reflect Solid Start to 2014

•	Earns $0.90 per diluted share (EPS), or $0.88 on an adjusted basis

•	Affirms 2014 GAAP EPS estimate of $3.15 to $3.45 per diluted share, or $3.60 to $3.90 on an adjusted basis

•	Remains on track for planned mid-year spinoff of TimkenSteel

CANTON, Ohio: Apr. 24, 2014 - The Timken Company (NYSE: TKR; www.timken.com) today reported first-quarter 2014 sales of $1.1 billion, up 1 percent from the prior-year quarter. Stronger demand in the company’s Steel and Process Industries segments, higher raw material surcharges and the benefit of acquisitions drove the increase, which was offset largely by lower shipments in the Mobile Industries segment and the impact of currency.
For the first quarter, the company generated net income of $83.5 million, or $0.90 per diluted share, compared with $75.1 million, or $0.77 per diluted share, during the same period a year ago.
Adjusted net income was $82.2 million, or $0.88 per diluted share, which compares with adjusted net income of $77.2 million, or $0.80 per diluted share, a year ago (reference Table 1). Strong manufacturing performance and higher raw material surcharges drove the increase, which more than offset the impact of higher material costs and higher selling and administrative expenses.

Table 1: Adjusted Net Income and Diluted Earnings Per Share (EPS)

	2014 - 1Q		2013 - 1Q
	($ in Mils.)	EPS	($ in Mils.)	EPS
Net Income attributable to The Timken Company	$83.5	$0.90	$75.1	$0.77
Adjustments:
Gain on sale of land in Brazil	(22.6)		- -
Spinoff-related costs	11.5		- -
Charges for cost-reduction initiatives and plant rationalizations	5		4.7
Provision for income taxes	4.8		(2.6)
Total adjustments	(1.3)	(0.02)	2.1	0.03
Net Income, after adjustments	$82.2	$0.88	$77.2	$0.80

“Our results reflect a solid start to the year,” said James W. Griffith, Timken president and chief executive officer. “We are encouraged by the rebound in our steel bookings, which historically have been a positive early indicator for the rest of the business.

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TIMKEN	PRESS RELEASE

“With the benefit of recent investments, manufacturing execution and our more robust portfolio of products and services, we are well-positioned to capitalize on the opportunities developing in our target markets,” Griffith added. “We remain on pace to achieve our performance objectives for 2014.”
As of March 31, 2014, total debt was $479.3 million, or 15.5 percent of capital. Including $263.4 million of cash on hand, net debt was $215.9 million, or 7.6 percent of capital, compared with net debt of $76.2 million, or 2.8 percent of capital as of December 31, 2013. Share repurchases in the quarter largely drove the increase in net debt.
Among recent developments, The Timken Company:

•
Returned a total of $141 million in capital to shareholders through dividends and the repurchase of approximately 2 million common shares. In February, the company increased its dividend by 9 percent to 25 cents per share;

•	Was awarded $55 million in new business from the U.S. Department of Defense for additional main reduction gear propulsion ship sets for the Arleigh Burke DDG 51 class ships;

•	Filed TimkenSteel Corporation’s initial Form 10 Registration Statement for the planned separation from Timken in a tax-free spinoff, which is expected to be completed June 30, 2014;

•
Announced two strategic joint ventures to pursue growth opportunities in emerging markets, including an agreement with United Wagon Company (UWC) to manufacture rail bearings and an agreement with European Bearing Corporation (EPK) to design and manufacture bearings aimed at serving industrial markets; and

•
Earned recognition for the fourth time as one of the World’s Most Ethical Companies by Ethisphere, an international organization focused on the advancement of best practices in corporate governance, risk, sustainability, compliance and ethics.

Mobile Industries Segment Results
In the first quarter, Mobile Industries’ sales of $344.7 million decreased 13 percent compared to last year’s first-quarter sales of $397.1 million. The decrease was driven primarily by $45 million in lower volume due to program exits in the light vehicle sector, which concluded at the end of 2013. In addition, improved demand from the rail and automotive aftermarket sectors and acquisitions was more than offset by lower demand in the mining and heavy truck market sectors and the impact of currency.
EBIT for the segment was $56.1 million for the first quarter, or 16.3 percent of sales, compared to $51.2 million, or 12.9 percent of sales, for the same period a year ago.

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TIMKEN	PRESS RELEASE

When adjusted to eliminate the gain on the sale of land in Brazil and charges related to cost-reduction initiatives and plant rationalizations, EBIT was $36.7 million, or 10.6 percent of sales for the first quarter, compared to adjusted EBIT of $55.8 million, or 14.1 percent of sales, for the same period a year ago. The decrease was driven primarily by lower light vehicle volume.

Process Industries Segment Results
Process Industries' first-quarter sales were $310.2 million, up 9 percent from $285.2 million for the same period a year ago. The increase reflects higher industrial original equipment demand, primarily in the wind energy market sector, and the benefit of acquisitions.
Process Industries' first-quarter EBIT was $51.8 million, or 16.7 percent of sales, compared to $42.6 million, or 14.9 percent of sales, for the same period a year ago.
When adjusted to eliminate charges related to cost-reduction initiatives and plant rationalizations, EBIT was $52.9 million, or 17.1 percent of sales, compared to adjusted EBIT of $42.7 million, or 15.0 percent of sales, for the same period a year ago. The increase reflects improved demand and lower manufacturing and material costs, partially offset by higher selling and administrative expenses and the impact of currency.

Aerospace Segment Results
Aerospace posted first-quarter sales of $82.7 million, essentially unchanged from $82.5 million for the same period last year. Improved demand from the defense rotorcraft market sector largely offset a decline from the general aviation and commercial market sectors compared to a year ago.
First-quarter EBIT was $6.5 million, or 7.9 percent of sales, compared to $8.6 million, or 10.4 percent of sales, for the same period a year ago. When adjusted to eliminate charges related to cost-reduction initiatives and plant rationalizations in the current quarter, EBIT was $7.0 million, or 8.5 percent of sales. The decline in EBIT reflects unfavorable mix, partially offset by lower manufacturing costs.

Steel Segment Results
Sales for Steel, including inter-segment sales, were $390.1 million in the first quarter, 13 percent higher than the $346.1 million posted in the first quarter last year. The results reflect improved shipments to the oil and gas and industrial market sectors along with increased raw-material surcharges of approximately $15 million.
First-quarter EBIT was $54.4 million, or 13.9 percent of sales, up from $35.8 million, or 10.3 percent of sales, for the same period a year ago. The increase in EBIT was driven by higher volume, favorable mix, surcharges and improved manufacturing performance, partially offset by higher material costs and the impact of LIFO.

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TIMKEN	PRESS RELEASE

Outlook
The company’s outlook reflects its current business structure with all four operating segments in place for the full 12 months of 2014. Timken now expects 2014 sales to be up approximately 7 percent compared to 2013, driven by higher demand in industrial, off-highway, energy, defense and rail end market sectors.
For the full year 2014, The Timken Company expects:

•
Mobile Industries’ sales to be down 3 to 8 percent, primarily driven by $110 million in reduced revenue resulting from planned program exits in the light vehicle sector, which concluded at the end of 2013. Offsetting this decline is anticipated improvement in rail and off-highway demand;

•
Process Industries’ sales to be up 7 to 12 percent, driven by economic recovery across most industrial end markets, the impact of acquisitions and improved penetration in targeted original equipment sectors;

•	Aerospace sales to be up 5 to 10 percent, due to increased demand across most end markets, led by defense; and

•	Steel sales up 15 to 20 percent, driven by improved demand in the oil and gas and industrial end market sectors.
Timken projects 2014 annual earnings per diluted share to range from $3.15 to $3.45, which includes $0.45 per diluted share of net expense related to costs of approximately $0.50 per share for the proposed spinoff of TimkenSteel; approximately $0.15 per share of costs associated with the company’s cost-reduction initiatives and plant rationalizations; and a $0.20 per share gain on the sale of land in Brazil. Excluding these items, adjusted earnings per diluted share would range from $3.60 to $3.90.
The company expects to generate cash from operations of approximately $500 million in 2014. Free cash flow is projected to be $110 million after making capital expenditures of $300 million and paying $90 million in dividends.

4

TIMKEN	PRESS RELEASE

Conference Call Information
Timken will host a conference call today at 1:00 p.m. Eastern Time to review its financial results. The company will make presentation materials available online in advance of the call for interested investors and securities analysts.

Conference Call:    Thursday, April 24, 2014
1:00 p.m. Eastern Time

All Callers:        Live Dial-In: 888-256-1007 or 913-312-1517
(Call 10 minutes prior to be included.)

Conference ID: Timken Earnings Call

Replay Dial-In available through May 8, 2014:
            888-203-1112 or 719-457-0820
            Replay Passcode: 1629379

Live Webcast:        www.timken.com/investors

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TIMKEN	PRESS RELEASE

About The Timken Company
The Timken Company (NYSE: TKR; www.timken.com), a global industrial technology leader, applies its deep knowledge of materials, friction management and power transmission to improve the reliability and efficiency of industrial machinery and equipment all around the world. The company engineers, manufactures and markets mechanical components and high-performance steel. Timken® bearings, engineered steel bars and tubes-as well as transmissions, gearboxes, chain, related products and services-support diversified markets worldwide. With sales of $4.3 billion in 2013 and approximately 19,000 people operating from 28 countries, Timken makes the world more productive and keeps industry in motion.

Certain statements in this news release (including statements regarding the company's forecasts, estimates and expectations) that are not historical in nature are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, the statements related to expectations regarding the company's future financial performance, including information under the heading "Outlook," are forward-looking. The company cautions that actual results may differ materially from those projected or implied in forward-looking statements due to a variety of important factors, including: the finalization of the company's financial statements for the first quarter of 2014; the company's ability to respond to the changes in its end markets that could affect demand for the company's products; unanticipated changes in business relationships with customers or their purchases from the company; changes in the financial health of the company's customers, which may have an impact on the company's revenues, earnings and impairment charges; fluctuations in raw material and energy costs and their impact on the operation of the company's surcharge mechanisms; the impact of the company's last-in, first-out accounting; weakness in global or regional economic conditions and financial markets; changes in the expected costs associated with product warranty claims; the ability to achieve satisfactory operating results in the integration of acquired companies; the impact on operations of general economic conditions; higher or lower raw material and energy costs; fluctuations in customer demand; the impact on the company’s pension obligations due to changes in interest rates or investment performance; the company’s ability to complete and achieve the benefits of announced plans, programs, initiatives, and capital investments; the taxable nature of the spinoff; and the company’s ability to successfully complete the spinoff within the expected timeframe and at the expected cost. Additional factors are discussed in the company's filings with the Securities and Exchange Commission, including the company's Annual Report on Form 10-K for the year ended Dec. 31, 2013, quarterly reports on Form 10-Q and current reports on Form 8-K. Except as required by the federal securities laws, the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

###

Media Contact:	Investor Contact:
Pat Burnham	Steve Tschiegg
Global Media Relations	Director - Capital Markets & Investor Relations
4500 Mount Pleasant Street, NW	4500 Mount Pleasant Road, NW
North Canton, OH 44720 U.S.A.	North Canton, OH 44720 U.S.A.
Telephone: (330)471-3514	Telephone: (330)471-7446
pat.carlson@timken.com	steve.tschiegg@timken.com

6

TIMKEN	PRESS RELEASE

The Timken Company
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(Dollars in millions, except share data) (Unaudited)
	Three Months Ended March 31,
	2014	2013
Net sales	$1,104.5	$1,089.9
Cost of products sold	813.5	815.4
Gross Profit	$291.0	$274.5
Selling, general & administrative expenses (SG&A)	162.0	153.6
Impairment and restructuring	3.9	1.2
Separation costs	11.5	—
Operating Income	$113.6	$119.7
Other income, net	22.0	—
Earnings Before Interest and Taxes (EBIT) (1)	$135.6	$119.7
Interest expense, net	(4.5)	(5.9)
Income Before Income Taxes	$131.1	$113.8
Provision for income taxes	47.3	38.8
Net Income	$83.8	$75.0
Less: Net Income (Loss) Attributable to Noncontrolling Interest	0.3	(0.1)
Net Income Attributable to The Timken Company	$83.5	$75.1

Net Income per Common Share Attributable to The Timken Company Common Shareholders
Basic Earnings Per Share	$0.90	$0.78
Diluted Earnings Per Share	$0.90	$0.77

Average Shares Outstanding	92,172,595	95,848,450
Average Shares Outstanding - assuming dilution	93,088,111	96,823,483

(1) EBIT is defined as operating income plus other income (expense). EBIT is an important financial measure used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT is useful to investors as this measure is representative of the Company's performance and cash generation.

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TIMKEN	PRESS RELEASE

BUSINESS SEGMENTS
(Dollars in millions) (Unaudited)
	Three Months Ended March 31,
	2014	2013

Mobile Industries
Net sales to external customers	$344.5	$397.0
Intersegment sales	0.2	0.1
Total net sales	$344.7	$397.1
Earnings before interest and taxes (EBIT) (1)	$56.1	$51.2
EBIT Margin (1)	16.3%	12.9%

Process Industries
Net sales to external customers	$309.8	$283.9
Intersegment sales	0.4	1.3
Total net sales	$310.2	$285.2
Earnings before interest and taxes (EBIT) (1)	$51.8	$42.6
EBIT Margin (1)	16.7%	14.9%

Aerospace
Net sales to external customers	$82.7	$82.5
Earnings before interest and taxes (EBIT) (1)	$6.5	$8.6
EBIT Margin (1)	7.9%	10.4%

Steel
Net sales to external customers	$367.5	$326.5
Intersegment sales	22.6	19.6
Total net sales	$390.1	$346.1
Earnings before interest and taxes (EBIT) (1)	$54.4	$35.8
EBIT Margin (1)	13.9%	10.3%

Unallocated corporate expense	$(21.0)	$(19.9)
Separation costs	$(11.5)	$—
Intersegment eliminations (expense) income (2)	$(0.7)	$1.4

Consolidated
Net sales to external customers	$1,104.5	$1,089.9
Earnings before interest and taxes (EBIT) (1)	$135.6	$119.7
EBIT Margin (1)	12.3%	11.0%

(1) EBIT is defined as operating income plus other income (expense). EBIT Margin is EBIT as a percentage of net sales. EBIT and EBIT Margin are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT and EBIT Margin is useful to investors as these measures are representative of the Company's performance and cash generation.

(2) Intersegment eliminations represent profit or loss between the Steel segment and the Mobile Industries, Process Industries and Aerospace segments.

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TIMKEN	PRESS RELEASE

CONDENSED CONSOLIDATED BALANCE SHEET
(Dollars in millions) (Unaudited)
	March 31, 2014	December 31, 2013
ASSETS
Cash and cash equivalents	$248.3	$384.6
Restricted cash	15.1	15.1
Accounts receivable	618.2	566.7
Inventories, net	829.7	809.9
Other current assets	158.3	161.2
Total Current Assets	1,869.6	1,937.5
Property, Plant and Equipment, net	1,559.9	1,558.1
Goodwill	358.4	358.7
Non-current pension assets	352.0	342.6
Other assets	278.1	281.0
Total Assets	$4,418.0	$4,477.9

LIABILITIES
Accounts payable	$266.4	$222.5
Short-term debt	272.9	269.3
Income taxes	131.2	114.7
Accrued expenses	311.7	373.6
Total Current Liabilities	982.2	980.1

Long-term debt	206.4	206.6
Accrued pension cost	167.9	179.0
Accrued postretirement benefits cost	226.9	233.9
Other non-current liabilities	220.2	229.7
Total Liabilities	1,803.6	1,829.3

EQUITY
The Timken Company shareholders' equity	2,601.6	2,636.6
Noncontrolling Interest	12.8	12.0
Total Equity	2,614.4	2,648.6
Total Liabilities and Equity	$4,418.0	$4,477.9

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TIMKEN	PRESS RELEASE

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Dollars in millions) (Unaudited)
	Three Months Ended March 31,
	2014	2013
Cash Provided (Used)
OPERATING ACTIVITIES
Net income attributable to The Timken Company	$83.5	$75.1
Net income (Loss) attributable to noncontrolling interest	0.3	(0.1)
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation and amortization	49.1	48.4
(Gain) loss on sale of assets	(23.2)	0.6
Pension and other postretirement expense	15.6	22.5
Pension and other postretirement benefit contributions and payments	(22.9)	(117.1)
Changes in operating assets and liabilities:
Accounts receivable	(51.9)	(61.8)
Inventories	(20.8)	27.3
Accounts payable	45.9	12.4
Accrued expenses	(52.6)	(74.9)
Income taxes	11.2	31.2
Other, net	6.0	(1.4)
Net Cash Provided (Used) By Operating Activities	$40.2	$(37.8)
INVESTING ACTIVITIES
Capital expenditures	$(53.8)	$(63.4)
Acquisitions	—	(14.4)
Investments, net	2.7	8.0
Other	6.1	0.7
Net Cash Used by Investing Activities	$(45.0)	$(69.1)
FINANCING ACTIVITIES
Cash dividends paid to shareholders	$(23.1)	$(22.1)
Purchase of treasury shares	(117.7)	—
Net proceeds from common share activity	6.0	11.0
Net proceeds (payments) from credit facilities	3.9	(7.0)
Other	—	—
Net Cash Used by Financing Activities	$(130.9)	$(18.1)
Effect of exchange rate changes on cash	(0.6)	(3.5)
Decrease in Cash and Cash Equivalents	$(136.3)	$(128.5)
Cash and cash equivalents at beginning of period	384.6	586.4
Cash and Cash Equivalents at End of Period	$248.3	$457.9

10

TIMKEN	PRESS RELEASE

Reconciliation of EBIT to GAAP Net Income:
This reconciliation is provided as additional relevant information about the Company's performance. Management believes consolidated earnings before interest and taxes (EBIT) are representative of the Company's performance and therefore useful to investors. Management also believes that it is appropriate to compare GAAP net income to consolidated EBIT.

(Dollars in millions) (Unaudited)
	Three Months Ended March 31,
	2014	2013
Net Income	$83.8	$75.0

Provision for income taxes	47.3	38.8
Interest expense	5.5	6.4
Interest income	(1.0)	(0.5)
Consolidated earnings before interest and taxes (EBIT)	$135.6	$119.7

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TIMKEN	PRESS RELEASE

Reconciliation of Net Income Attributable to The Timken Company, After Adjustments, to GAAP Net Income Attributable to The Timken Company and Adjusted Earnings Per Share to GAAP Earnings Per Share:
This reconciliation is provided as additional relevant information about the Company's performance. Management believes that net income attributable to The Timken Company and diluted earnings per share, adjusted to remove: (a) steel separation-related costs; (b) gain on sale of real estate in Brazil; and (c) cost-reduction initiatives and plant rationalization costs are representative of the Company's performance and therefore useful to investors.

(Dollars in millions, except share data) (Unaudited)	Three Months Ended March 31,
	2014	EPS	2013	EPS
Net Income Attributable to The Timken Company	$83.5	$0.90	$75.1	$0.77
Adjustments:
Steel separation-related costs (1)	11.5		—
Gain on sale of real estate in Brazil (2)	(22.6)		—
Cost-reduction initiatives and plant rationalization costs(3)	5.0		4.7
Provision for income taxes (4)	4.8		(2.6)
Total Adjustments:	(1.3)	(0.02)	2.1	0.03
Net Income Attributable to The Timken Company, after adjustments	$82.2	$0.88	$77.2	$0.80

(1) Steel separation-related costs include severance costs and professional costs associated with the Company's proposed spinoff of the steel business, net of tax.

(2) Gain on the sale of real estate relates to the sale of the former manufacturing facility in Sao Paulo, Brazil.

(3) Cost-reduction initiatives and plant rationalization costs relate to plant closures of the Company's manufacturing facilities in Sao Paulo, Brazil and St. Thomas, Ontario, Canada, the rationalization of certain plants, and severance related to cost reduction initiatives.

(4) Provision for income taxes includes the tax impact on pre-tax special items, the impact of discrete tax items recorded during the respective periods, as well as adjustments to reflect the use of one overall effective tax rate on Adjusted pre-tax income in interim periods.

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TIMKEN	PRESS RELEASE

Reconciliation of EBIT Margin, After Adjustments, to Net Income as a Percentage of Sales and EBIT, After Adjustments, to Net Income:
The following reconciliation is provided as additional relevant information about the Company's performance. Management believes that EBIT and EBIT margin, after adjustments, are representative of the Company's core operations and therefore useful to investors.

(Dollars in millions, except share data) (Unaudited)	Three Months Ended March 31,
	2014	Percentage to Net Sales	2013	Percentage to Net Sales
Net Income	$83.8	7.6%	$75.0	6.9%

Provision for income taxes	47.3	4.3%	38.8	3.5%
Interest expense	5.5	0.5%	6.4	0.6%
Interest income	(1.0)	(0.1)%	(0.5)	—%
Consolidated earnings before interest and taxes (EBIT)	$135.6	12.3%	$119.7	11.0%

Adjustments:
Steel separation-related costs (1)	11.5	1.0%	—	—%
Gain on sale of real estate in Brazil (2)	(22.6)	(2.0)%	—	—%
Cost-reduction initiatives and plant rationalization costs(3)	5.0	0.5%	4.7	0.4%
Total Adjustments	(6.1)	(0.6)%	4.7	0.4%
Consolidated earnings before interest and taxes (EBIT), after adjustments	$129.5	11.7%	$124.4	11.4%

(1) Steel separation-related costs include severance costs and professional costs associated with the Company's proposed spinoff of the steel business.

(2) Gain on the sale of real estate relates to the sale of the former manufacturing facility in Sao Paulo, Brazil.

(3) Cost-reduction initiatives and plant rationalization costs relate to plant closures of the Company's manufacturing facilities in Sao Paulo, Brazil and St. Thomas, Ontario, Canada, the rationalization of certain plants, and severance related to cost reduction initiatives.

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TIMKEN	PRESS RELEASE

Reconciliation of EBIT Margin, After Adjustments, to EBIT as a Percentage of Sales and EBIT, After Adjustments, to EBIT:
The following reconciliation is provided as additional relevant information about the Company's Mobile Industries, Process Industries, and Aerospace segment performance. Management believes that segment EBIT and EBIT margin, after adjustments, are representative of the segment's core operations and therefore useful to investors.

	Mobile Industries
(Dollars in millions) (Unaudited)	Three Months Ended March 31, 2014	Percentage to Net Sales	Three Months Ended March 31, 2013	Percentage to Net Sales
Earnings before interest and taxes (EBIT)	$56.1	16.3%	$51.2	12.9%

Gain on sale of real estate in Brazil (1)	(22.6)	(6.6)%	—	—%
Cost-reduction initiatives and plant rationalization costs(2)	3.2	0.9%	4.6	1.2%
Earnings before interest and taxes (EBIT), after adjustments	$36.7	10.6%	$55.8	14.1%

	Process Industries
(Dollars in millions) (Unaudited)	Three Months Ended March 31, 2014	Percentage to Net Sales	Three Months Ended March 31, 2013	Percentage to Net Sales
Earnings before interest and taxes (EBIT)	$51.8	16.7%	$42.6	14.9%

Cost-reduction initiatives and plant rationalization costs(2)	1.1	0.4%	0.1	0.1%
Earnings before interest and taxes (EBIT), after adjustments	$52.9	17.1%	$42.7	15.0%

	Aerospace
(Dollars in millions) (Unaudited)	Three Months Ended March 31, 2014	Percentage to Net Sales	Three Months Ended March 31, 2013	Percentage to Net Sales
Earnings before interest and taxes (EBIT)	$6.5	7.9%	$8.6	10.4%

Cost-reduction initiatives and plant rationalization costs(2)	0.5	0.6%	—	—%
Earnings before interest and taxes (EBIT), after adjustments	$7.0	8.5%	$8.6	10.4%

(1) Gain on the sale of real estate relates to the sale of the former manufacturing facility in Sao Paulo, Brazil.

(2) Cost-reduction initiatives and plant rationalization costs relate to plant closures of the Company's manufacturing facilities in Sao Paulo, Brazil and St. Thomas, Ontario, Canada, the rationalization of certain plants, and severance related to cost reduction initiatives.

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TIMKEN	PRESS RELEASE

Reconciliation of Total Debt to Net Debt and the Ratio of Net Debt to Capital:
This reconciliation is provided as additional relevant information about the Company's financial position. Capital, used for the ratio of total debt to capital, is defined as total debt plus total shareholders' equity. Capital, used for the ratio of net debt to capital, is defined as total debt less cash and cash equivalents plus total shareholders' equity. Management believes Net Debt is an important measure of the Company's financial position, due to the amount of cash and cash equivalents.

(Dollars in millions) (Unaudited)
		March 31, 2014	December 31, 2013
Short-term debt		$272.9	$269.3
Long-term debt		206.4	206.6
Total Debt		$479.3	$475.9
Less: Cash, cash equivalents and restricted cash		(263.4)	(399.7)
Net Debt		$215.9	$76.2

Total equity		$2,614.4	$2,648.6

Ratio of Total Debt to Capital		15.5%	15.2%
Ratio of Net Debt to Capital		7.6%	2.8%

Reconciliations of Free Cash Flow and Free Cash Flow, After Adjustments, to GAAP Net Cash Provided (used) by Operating Activities:
Management believes that free cash flow and free cash flow less discretionary pension contributions are useful to investors because they are meaningful indicators of cash generated from operating activities available for the execution of its business strategy.

(Dollars in millions) (Unaudited)
	Three Months Ended March 31,
	2014	2013
Net cash provided (used) by operating activities	$40.2	$(37.8)
Less: capital expenditures	(53.8)	(63.4)
Less: cash dividends paid to shareholders	(23.1)	(22.1)
Free cash flow	(36.7)	(123.3)
Plus: discretionary pension contributions, net of the tax benefit (1)	—	66.3
Free cash flow adjusted for discretionary pension contributions	$(36.7)	$(57.0)

(1) The discretionary pension contributions for the first quarter of 2013 were $105.0 million, net of a tax benefit of $38.7 million.

15